Exhibit 10.2

ARCHROCK, INC.
FORM OF AWARD NOTICE AND AGREEMENT
TIME-VESTED RESTRICTED STOCK

Archrock, Inc. (the “Company”) has granted to you (the “Participant”) shares of restricted stock under the Archrock, Inc. 2013 Stock Incentive Plan (as may be amended from time to time, the “Plan”).  All capitalized terms not explicitly defined in this Award Notice and Agreement (the “Award Notice”) but defined in the Plan shall have the respective meanings ascribed to them in the Plan.

The material terms of your Award are as follows:

1.                                    Award.  You have been granted shares of Company restricted stock (the “Award” or “Restricted Stock”) subject to these terms and conditions.

2.                                    Grant Date.  The Grant Date of this Award is the date on which this Award is approved by the Board of Directors of the Company or an appropriate committee of the Board of Directors.

3.                                    Vesting.  This Award is subject to a vesting schedule.  One-third of the Restricted Stock subject to the Award will vest on each of the first, second and third anniversaries of the Grant Date (each such date a “Vest Date”); however, except as set forth in Sections 4 and 5 below, you must remain in continuous service as an Employee of the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vest Date for the applicable portion of the Award to vest.

4.                                    Termination of Service.

(a)                                 Subject to Sections 4(b) and 5 below, if your status as an Employee of the Company or an Affiliate terminates for any reason (other than as a result of death or Disability or as provided in Section 5 below), the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) will be automatically forfeited on the date of such termination unless the Committee directs otherwise.

(b)                                 If your status as an Employee of the Company or an Affiliate terminates as a result of your death or Disability, the unvested portion of your Award (after taking into account any accelerated vesting that occurs in connection with such termination, if any) will immediately vest in full and all restrictions applicable to your Award will cease as of that date.

5.                                    Termination of Service Following a Corporate Change.  In the event a Corporate Change occurs, notwithstanding anything to the contrary in this Award Notice, this section will govern the vesting of your Award on and after the date the Corporate Change is consummated.  If your status as an Employee of the Company or an Affiliate is terminated on or within 18 months following the date a Corporate Change is consummated (i) by the Company or such Affiliate without Cause, (ii) by you for Good Reason (as defined below) or (iii) as a result of your death or Disability, then the unvested portion of your Award as of the date of your Termination of Service as an Employee will immediately vest in full and all restrictions applicable to your Award will cease as of the date of your Termination of Service as an Employee.  If your status as an Employee is terminated by the Company or an Affiliate with Cause or by you without Good Reason on or after the date a Corporate Change is consummated, then the unvested portion of your Award will be automatically forfeited on the date of your Termination of Service as an Employee.

For purposes of this Award Notice, unless otherwise provided in a written agreement between the Company or an Affiliate and you, “Good Reason” means the occurrence of any of the following without your express written consent:

(i)                                     A reduction of 10% or more of your base salary;

(ii)                                  Your being required to be based at any other office or location of employment more than 50 miles from your primary office or location of employment immediately prior to the Corporate Change; or

(iii)                               The willful failure by the Company or an Affiliate to pay you your compensation when due;

provided, however, unless otherwise provided in a written agreement between the Company or an Affiliate and you, that Good Reason does not exist with respect to a matter unless you give the Company or an Affiliate, as applicable, a notice of termination due to such matter within 20 days of the date such matter first exists.  If you fail to give a notice of termination timely, you shall be deemed to have waived all rights you may have under this Award Notice with respect to such matter.  The Company or an Affiliate will have 30 days from the date of your notice of termination to cure the matter.  If the Company or an Affiliate cures the matter, your notice of termination shall be deemed rescinded.  If the Company or an Affiliate, as applicable, fails to cure the matter timely, your status as an Employee shall be deemed to have been terminated by the Company for Good Reason at the end of the 30-day cure period.

6.                                    Stockholder Rights.  The Company will register the shares of Restricted Stock in your name. You will have the right to vote your shares of Restricted Stock and receive dividends, if any, with respect to your Restricted Stock, regardless of vesting; however, the Company will withhold delivery of your shares until they are vested.

7.                                    Non—Transferability.  Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your shares of Restricted Stock except as otherwise set forth in Paragraph XV(i) of the Plan.

8.                                    No Right to Continued Service.  Nothing in this Award Notice guarantees your continued service as an Employee or other service provider of the Company or any of its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your status as an Employee or other service provider at any time.

9.                                    Data Privacy.  You consent to the collection, use, processing and transfer of your personal data as described in this paragraph.  You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”).  You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan.  You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for these purposes.  You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company.  You further understand that withdrawing your consent may affect your ability to participate in the Plan.

10.                             Withholding. Your Award is subject to applicable income and/or social insurance tax withholding obligations (including, without limitation, any applicable FICA, employment tax or other social security contribution obligations), and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company also reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.

11.                             Plan Governs.  This Award Notice is subject to the terms of the Plan, a copy of which is available at no charge through your UBS account or which will be provided to you upon request as indicated in Section 15.  All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan, are hereby incorporated into this Award Notice, including, but not limited to, Paragraphs XV(l) (“Section 409A of the Code”) and XV(j) (“Clawback”) thereof. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.

12.                             Adjustment.  This Award shall be subject to adjustment as provided in Paragraph XIII of the Plan.

13.                                Modifications.  The Company may, without your consent, make any change to this Award Notice that is not adverse to your rights under this Award Notice or the Plan.

14.                               Non-Solicitation/Confidentiality Agreement. The greatest assets of the Company and its Affiliates (“Archrock” in this Section 14) are its employees, customers, and confidential information.  In recognition of the increased risk of unfairly losing any of these assets, Archrock has adopted this Non-Solicitation/Confidentiality Agreement as set forth in this Section 14, the terms of which you accept and agree to by accepting the Award.

a.                                     In order to assist you with your employment-related duties, Archrock has provided and shall continue to provide you with access to confidential and proprietary operational information and other confidential information which is either information not known by actual or potential competitors and third parties or is proprietary information of Archrock (“Confidential Information”).  Such Confidential Information shall include, without limitation, information regarding Archrock’s customers and suppliers, employees, business operations, product lines, services, pricing and pricing formulae, machines and inventions, research, knowhow, manufacturing and fabrication techniques, engineering and product design specifications, financial information, business plans and strategies, information derived from reports and computer systems, work in progress, marketing and sales programs and strategies, cost data, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of Archrock.  You agree, during your service as an Employee and at all times thereafter, not to use, divulge, or furnish or to make accessible to any third party, company, or other entity or individual, without Archrock’s written consent, any Confidential Information of Archrock, except as required by your job-related duties to Archrock.

b.                                     You agree that whenever your service as an Employee of Archrock ends for any reason, (i) you shall return to Archrock all documents, whether in hard copy or electronic form, containing or referring to Archrock’s Confidential Information as may be in your possession and/or control, with no request from Archrock required; and (ii) you shall return all Archrock computer and computer-related equipment and software, and all Archrock property, forms, files, records, documents, drawings, specifications, lists, equipment and other similar items relating to Archrock’s business coming into your possession and/or control during your employment, with no request from Archrock required.

c.                                      In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for any reason, for your own account or on behalf of or together with any other person, entity or organization, encourage, entice, solicit or  otherwise induce  any current employee of Archrock (or person who was employed with Archrock in the 90 days prior to your separation from employment) to leave  Archrock to join a Competitive Business.  A “Competitive Business” means a business that provides natural gas compression services; maintenance, repair, recondition, or overhaul of natural gas compression equipment; the sale of parts and components for natural gas compression equipment; or any other business which Archrock may be engaged in at the time of Employee’s separation from employment with Archrock.  With respect to the enforcement of this Agreement in Louisiana this paragraph shall be enforceable only in the Restricted Area as defined below.

d.                          In connection with your acceptance of the Award under the Plan, and in exchange for the consideration provided hereunder, and in consideration of Archrock disclosing and providing access to Confidential Information, you agree that you will not, during your service as an Employee or other service provider of Archrock, and for eighteen (18) months thereafter, directly or indirectly, for your own account or on behalf of or together with any other person, entity or organization, divert or attempt to divert the business of a “Covered Customer” to a Competitive Business in the Restricted Area or perform services for a Covered Customer on behalf of a Competitive Business in the Restricted Area. “Restricted Area” means: (i) for an Employee residing in Louisiana at the time this Agreement is to be enforced against the Employee the Parishes in Louisiana of Acadia, Beauregard, Bienville, Bossier, Caddo, Calcasieu,  Cameron, Claiborne, De Soto, East Baton Rouge, Evangeline, Iberia,  Jefferson, Jefferson Davis, Lafayette, Lafourche, Lincoln, Orleans, Plaquemines,  Red River, Terrebonne, Vermilion,   Webster, and West Baton Rouge; and (ii) for an Employee residing in any state other than Louisiana at the time this Agreement is to be enforced against the Employee the Restricted Area shall be the Employee’s  state of residence and any other state in which Employee provided work-related services to Archrock during the twenty-four (24) month period immediately prior to Employee’s separation from employment from Archrock. “Covered Customer” means any customer of Archrock with whom the Employee had contact as an employee of Archrock during the twenty-four (24) month period immediately prior to Employee’s separation from employment or any customer of Archrock about whom Employee had access to Confidential Information.

e.                                      You agree that (i) the terms of this Section 14 are reasonable and constitute an otherwise enforceable agreement to which the terms and provisions of this Section 14 are ancillary or a part of; (ii) the consideration provided by Archrock under this Section 14 is not illusory; (iii) the restrictions of this Section 14 are necessary and reasonable for the protection of the legitimate business interests and goodwill of Archrock; and (iv) the consideration given by Archrock under this Section 14, including without limitation, the provision by Archrock of Confidential Information to you, gives rise to Archrock’s interests in the covenants set forth in this Section 14.

f.                                       You and Archrock agree that it was both parties’ intention to enter into a valid and enforceable agreement.  You agree that if any covenant contained in this Section 14 is found by a court of competent jurisdiction to contain limitations as to time, geographic area, or scope of activity that are not reasonable and impose a greater restraint than is necessary to protect the goodwill or other business interests of Archrock, then the court shall reform the covenant to the extent necessary to cause the limitations contained in the covenant as to time, geographic area, and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the goodwill and other business interests of Archrock.

g.                                      In the event that Archrock determines that you have breached or attempted or threatened to breach any term of this Section 14, in addition to any other remedies at law or in equity Archrock may have available to it, it is agreed that Archrock shall be entitled, upon application to any court of proper jurisdiction, to a temporary restraining order or preliminary injunction (without necessity of (i) proving irreparable harm, (ii) establishing that monetary damages are inadequate, or (iii) posting any bond with respect thereto) against you prohibiting such breach or attempted or threatened breach by proving only the existence of such breach or attempted or threatened breach.  You agree that the period during which the covenants contained in this Section 14 are in effect shall be computed by excluding from such computation any time during which you are in violation of any provision of this Section 14.

h.                                     You hereby acknowledge that the Award being granted to you under the Plan is an extraordinary item of compensation and is not part of, nor in lieu of, your ordinary wages for services you may render to Archrock.

i.                                         You understand that this agreement is independent of and does not affect the enforceability of any other restrictive covenants by which you have agreed to be bound in any other agreement with Archrock.

j.                                         Notwithstanding any other provision of this Award, the provisions of this Section 14 shall be governed, construed and enforced in accordance with the laws of the State of Texas, without giving effect to the conflict of law principles thereof.  Any action or proceeding seeking to enforce any provision of this Section 14 shall be brought only in the courts of Harris County, Texas, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Texas, Houston, Division, and the parties consent to the jurisdiction of such courts in any such action or proceeding and waive any objection to jurisdiction and venue laid therein.  However, only with respect to the enforcement of this Agreement in Louisiana, Louisiana law shall control and venue shall be in a parish with appropriate jurisdiction in Louisiana.

15.                              Additional Information.  If you require additional information concerning your Award, contact the Company’s Stock Plan Administrator at 281.836.8055 or at mystock@archrock.com.  You may also contact UBS at 713.654.4713.

16.                              Participant Acceptance.  If you agree with the terms and conditions of this Award, please indicate your acceptance in UBS One Source by selecting “Accept.”  To decline the Award, select “Reject.”  Please note that if you reject the Award or do not accept the Award within 90 days of the Grant Date, the Award will be forfeited.